NEWS

Organic To Go Reports Preliminary First Quarter Financial Results
- Quarterly Revenues Increase 43 Percent - All Key Metrics Improved -

SEATTLE, Wash. - APR 23, 2008 - Organic To Go (OTCBB: OTGO) today reported preliminary unaudited financial results for the first quarter ended March 31, 2008.

Revenues for the quarter increased 43 percent to approximately $5.2 million, as compared with revenues of $3.6 million in the same quarter last year. Gross profit for the quarter increased approximately 80 percent to $3.2 million, as compared with $1.8 million in the same period last year, in part by increasing gross profit margin by more than 12 percent to over 61.5 percent for the quarter.

Our adjusted EBITDA is projected at approximately ($900,000) excluding approximately $100,000 stock based compensation as compared with ($1.7 million) with $19,000 in stock based compensation in the same period last year.

Jason R. Brown, Chairman and CEO, said that, “As anticipated our company continues to make significant improvements in all areas as we leverage our economies of scale in each of our regional operations. Based on these results, not only compared to last year but also compared to last quarter, we are showing improvements in revenue, gross margin and EBITDA. As we maintain our focus on gross margins and operational efficiencies in each of our regions, Seattle, Los Angeles/Orange County and San Diego, we continue to expect to reach EBITDA profitability by the end of the year as we anticipate expanding in our existing regions and potentially entering a new region on the east coast.

During the first quarter, Organic to Go reported retail sales of approximately $2.3 million, delivery sales of approximately $2.0 million and wholesale sales of approximately $870,000, increases of 40 percent, 31 percent and 94 percent respectively, over the same period last year. Also during the quarter, daily revenue exceeded $83,000 per business day, the average retail check increased to over $6.50 with the average catering order companywide for the year averaging over $300 per order, all significant increases over the prior year.

“We believe that our company is well positioned for continued organic and acquisition related expansion driving our top and bottom line growth. I have assembled a seasoned board of independent directors and a very strong operations management team to execute on growing our company to capitalize on a continuing major consumer trend towards clean and whole food consumption. We are all focused on seizing the immediate opportunities while building on our successful foundation for years to come.

“Further developing our existing regions, we opened three new greenfield cafés during the quarter, two in the Los Angeles area and one in the Seattle area, and each is performing above our expectations. To continue to grow our café business around delivering delicious American cuisine to our customers, in May we plan to launch PIZZA ORGANICO™ single-serve pizzas in our retail locations. Pizza is a delicious way to create new organic devotees and profitably expand our offering to our existing customers. Our initial selection includes four of the top selling pizzas in this $32 billion industry: cheese, pepperoni, barbeque chicken and vegetarian.

“Our first quarter results are the continuation on our commitment to top and bottom line development and we believe we have the wind at our back as organic food becomes more mainstream year over year. We have started this year strong and well positioned for growth. I look forward to what the balance of the year will bring,” concluded Brown.

About Organic To Go
Based in Seattle, Organic To Go is the nation’s first fast casual café chain to be certified as an organic retailer with locations in Seattle, Los Angeles, and San Diego. Organic To Go’s delicious organic food is now available in more than 160 locations - including 26 cafés, more than 120 wholesale locations, 14 universities and 11 locations at Los Angeles International Airport. The company started 2007 with 12 cafés and closed a year of growth and expansion with 26 cafés, and now operates in three geographic regions. The company’s multi-channel business model includes Retail, Corporate Catering and Wholesale operations. Organic To Go’s mission is to become the leading branded provider of certified organic and natural soups, salads, sandwiches, entrees and other food products to corporate, university and other institutional customers in selected urban areas nationwide. All Organic To Go fare is made with organic ingredients whenever possible and is always natural, free of harmful chemicals and created with care. For more information, visit www.organictogo.com.

This press release includes statements that may constitute "forward-looking" statements. Forward-looking statements include statements that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or words or expressions of similar meaning. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the company's current and future products and services in the marketplace, the ability of the company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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INVESTOR CONTACT:
Terri MacInnis, Bibicoff + MacInnis, Inc.
818.379.8500 terri@BibiMac.com